Exhibit 10.1

September 21, 2015

Vanessa Soman

25 Gail Drive

New Rochelle, NY 10805

Dear Vanessa,

This letter agreement (the "Agreement") sets forth the terms and conditions of your separation from employment with TheStreet, Inc. (together with its subsidiaries and affiliates, the "Company") and constitutes an agreement between the Company and you regarding such separation.

1.	Unless the Company terminates your employment earlier pursuant to Paragraph 2 of this Agreement, the Company will continue to employ you on the terms and subject to the conditions of this Agreement for a term that commences on the date of this Agreement and ends on December 31, 2015 (the "Transition Period").

2.	Unless the Company terminates your employment earlier pursuant to this Paragraph 2 of this Agreement, your employment with the Company will terminate effective December 31, 2015. The Company has the right to terminate your employment at any time and for any reason, including without limitation, at any time and for any reason before December 31, 2015, subject to the terms of this Agreement. The period during which you are employed by the Company following the Effective Date of this Agreement shall be referred to as the "Employment Period."

3.	You agree that during the Employment Period, you will continue to: (a) carry out all duties and responsibilities of your position with the Company as General Counsel and Corporate Secretary; (b) cooperate with the full transition of your duties and responsibilities; (c) devote all of your skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of your duties and responsibilities for the Company; (d) perform such other duties and responsibilities reasonably specified by management of the Company; (e) adhere to the Company's procedures and policies in place from time-to-time; and (f) have a complete duty of loyalty to the Company. You will retain your title of General Counsel and Corporate Secretary during the Employment Period.

4.	During the Employment Period, you (a) will be paid your regular base salary, less applicable withholdings and deductions according to the Company's regular payroll practices; and (b) will be eligible to continue to participate in the Company's medical, dental, vision and similar benefit plans maintained by the Company on the same terms as you currently participate in such plans.

5.	You acknowledge and agree that, pursuant to the Agreement for Grant of Incentive Stock Option Pursuant to the Company's 2007 Performance Incentive Plan between you and the Company dated August 12, 2013 (the "Option Agreement"), the Company granted you an option to purchase 10,000 shares of the Company's Common Stock (the "Option") in accordance with the Company's 2007 Performance Incentive Plan (the "Plan"). Subject to, and in consideration for, your execution of this Agreement (without revocation), in the event your employment with the Company is terminated prior to December 31, 2015, the Company will accelerate the vesting of the number of shares that equal the number of shares that would have vested had your employment with the Company terminated on December 31, 2015 (the "Vested Shares") such that the Vested Shares will be vested and exercisable upon termination of your employment with the Company. For the avoidance of doubt, under no circumstances will the amount of the Vested Shares exceed 625 shares. Other than the terms of this Paragraph 5 of this Agreement, the Option and any shares acquired pursuant to the exercise of the Option will remain subject to the terms and conditions of the Option Agreement and the Plan, including the termination provisions set forth therein. Further, you acknowledge and agree that, other than the Option described in this Paragraph, you do not have any right, title, claim or interest in or to any of the Company's securities, including, without limitation, any shares of the Company's capital stock or any options or other rights to purchase or receive shares of Company capital stock.

6.	Any entitlement to severance benefits resulting from the termination of your employment on or before December 31, 2015, will be controlled by the terms of the Severance Agreement dated January 26, 2015 between you and the Company attached hereto as Exhibit B.

7.	In consideration of the payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, you, on your own behalf and on behalf of each of your heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Soman Parties") hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective past and present officers, employees, directors, members, managers, partners, shareholders, representatives and agents (collectively, the "Company Parties"), from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys' fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, including but not limited to, any Claims under the Age Discrimination in Employment Act, as amended, the Older Worker Benefit Protection Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Occupational Safety and Health Act, as amended, the Consolidated Omnibus Budget Reconciliation Act, as amended (COBRA), the New York State Human Rights Law, as amended, New York Labor Law, as amended, New York City Human Rights Law, as amended, and the Administrative Code of the City of New York, and/or any other federal, state or local statute, ordinance, regulation, constitutional provision or law, or the common law of the United States or of any state, that the Soman Parties may have, or in the future may possess, that occurred, existed or arose on or prior to your execution of this Agreement; provided, however, that you do not release, discharge or waive any rights to payments and benefits provided under this Agreement. Nothing in this Release shall affect your rights to any vested benefits under any Company pension plan, if any, or to enforce your rights under this Agreement. Additionally, you covenant that none of the Soman Parties shall bring any action or proceeding against any of the Company Parties related to any Claim released hereby. Notwithstanding the foregoing, this Agreement (i) does not extend to those rights which as a matter of law cannot be waived and (ii) does not limit any right any of the Soman Parties may have to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter (but you do pursuant to this Agreement waive the right of any of the Soman Parties to obtain any monetary damages resulting from any action or proceeding that may be brought by any state or federal agency). You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to every Claim and other matters that are being released hereby and that no other party has received any assignment or other right of substitution or subrogation to any such Claim or matter. You also represent that you have the full power and authority to execute this Agreement on behalf of the Soman Parties.

8.	In consideration of the payments and benefits provided to you pursuant to this Agreement you agree to return to the Company on the date of your termination of employment, all Company property in your possession, including without limitation all copies of all documents, in any media (including without limitation in printed form or stored magnetically or electronically) that contain Company Information (as defined below).

9.	The term "Company Information" as used in this Agreement means any and all confidential or proprietary information of the Company or the Company Parties and any and all confidential or proprietary information of any third party disclosed in confidence to the Company or the Company Parties, including without limitation, technical, business or financial information or trade secrets, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company and/or the Company Parties. "Company Information" shall not include such information as has been previously disclosed to the public by the Company or is disclosed by you as required by law. You acknowledge and agree that all Company Information is, as between you and the Company, the property of the Company and that you have no ownership rights in or license to use any Company Information. You represent that you have at all times maintained all Company Information in strict confidence and you have not disclosed or in any way made use of any Company Information (except on behalf of the Company in connection with your employment with the Company). You further warrant and agree that (i) you will keep all Company Information strictly confidential at all times after the termination of your employment with the Company, and (ii) you will not at any time make use of any Company Information on your own behalf, or on behalf of any third party. You represent that you will immediately return to the Company upon the termination of your employment all Company property without limitation, including your Corporate American Express Card, if any, and all copies of all documents, in any media (including without limitation in printed form or stored magnetically or electronically) that contain Company Information. After returning to the Company all such Company Information, you shall delete and destroy any copies of documents in any media that contain Company Information, within your possession or control. Without limiting the foregoing, you shall be deemed to be in possession or control of property or documents in any media if you are the owner or lessee, or the lawful designee of such owner or lessee, of any real property on which such Company property (including documents) is stored or if you are the accountholder, or the lawful designee of the accountholder, of an account with any service in which such Company property (including documents) is stored (including without limitation any online "storage locker" service or webmail, telephone or other communications service). After your termination from employment, you will remain responsible for any expenses or items billed to any Company credit card, if any. Upon your termination for employment, you shall promptly submit to the Company a reimbursement request, with appropriate supporting documentation, for any outstanding expenses that may be reimbursable in accordance with the Company's standard policies. You acknowledge that you have been instructed that after the termination of your employment you are not to utilize or access, and you agree not utilize or access, any computer or information systems owned or operated by or for the Company, without receiving the prior express written permission of the Company's Chief Financial Officer. In addition, you agree after the termination of your employment not to contact any vendors or customers of the Company purporting to act on behalf of the Company, without receiving the prior express written permission of the Company's Chief Financial Officer. You agree that after the termination of your employment, if you are contacted by any vendors or customers of the Company on matters related to the Company, you shall inform such party that you no longer are employed by the Company and shall direct them to contact the Company's Chief Financial Officer.

10.	It is understood that you will have up to forty-five (45) days from the date you receive this Agreement within which to consider its terms (although you may sign it at any time during this forty-five (45) day period). During this time, you are advised to consult an attorney. Your signature indicates that you have had the opportunity to benefit from that consultation period and are entering this Agreement, at the time of your execution hereof, freely and voluntarily. You may revoke your signature on this Agreement at any time within seven (7) days of signing by providing the Company with written notice of your revocation in which case this Agreement shall be null and void. The terms of this Agreement shall not become effective or enforceable until the eighth (8th) day following the date you sign it (such date to be the "Effective Date"), provided that you have not given a timely notice of the revocation of your signature as provided above. If the Company does not receive your signature within forty-five (45) days from the date you receive this Agreement or if you give timely notice of the revocation of your signature as provided above, the offer contained in this letter shall be deemed immediately revoked. As provided for in the Older Workers Benefit Protection Act in connection with a group termination, Exhibit A contains a listing of the ages and job descriptions for employees of the Company.

11.	You agree not to make or publish any disparaging statements about the Company, Company Parties, or their respective businesses, past or present employees, directors, officers, management, products or services, and not to cause or suffer others to do so on your behalf. Notwithstanding the foregoing, nothing contained in this Agreement is intended to impede, prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities Exchange Commission or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances, or regarding any violation of federal securities law or other law, rule, or regulation.

12.	You agree to direct all requests for employment references or inquiries concerning your employment with and separation from the Company to Ronni Diamant, the Company's Vice President, Human Resources. You further understand and acknowledge that, consistent with the Company's policy, the Company will only provide prospective employers with your dates of employment, last position held and last salary.

13.	You agree that the pay and benefits that you will receive as a result of signing this Agreement, in support of all of the provisions contained herein, will constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which you (on behalf of each of the Soman Parties) have released the Company and the Company Parties herein. The Company's offer to you is made without prejudice to the Company and the Company Parties and is not intended to, and shall not be construed as, any admission of liability by the Company or the Company Parties to you, or of any improper conduct on the part of the Company or the Company Parties, all of which the Company and the Company Parties specifically deny.

14.	In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby and any such provision or provisions shall be enforced to the fullest extent permitted by law.

15.	This Agreement along with the Severance Agreement, attached hereto as Exhibit B, and the Option Agreement constitute a complete statement of all the agreements between us, and supersedes all prior oral or written agreements and understandings between us, concerning the subject matter hereof. Notwithstanding the foregoing, this Agreement does not amend or modify any obligations you may have (including without limitation any covenants regarding noncompetition, nonsolicitation, nondisparagement and confidentiality) under any written agreement signed by both you and the Company or any Company policy with respect to such matters. This Agreement may not be altered or modified other than in a writing signed by you and the Company. You may not assign any of your rights or obligations under this Agreement without obtaining the express written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party's respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions. You hereby agree that the federal and state courts situated in New York County, New York will have jurisdiction over any dispute relating to this Agreement and you hereby irrevocably consent to the in personam jurisdiction of such courts; irrevocably waive any objection to the venue of such courts or the convenience of such forum with respect to any such dispute; and agree that you shall not bring any action or proceeding related to this Agreement in any court other than a court situated in New York County, New York. You also agree that the Company, by contrast, shall have the right to bring suit against you before any court or body with jurisdiction, in connection with any claim against you (including without limitation any claim seeking to enjoin the use of Company Information or to obtain redress for such use). You agree that you are not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of giving effect to the intent of the parties.

16.	You understand and confirm that the agreements, representations, covenants and acknowledgements made by you in this Agreement will survive the execution of this Agreement and the pay and benefits provided for in this Agreement. You further understand and confirm that if you are found to have made a material misstatement in, or commit a material breach of, any term, condition, covenant, representation or acknowledgement in this Agreement, pay and benefits to be provided under this agreement will cease and you will be obligated to return to the Company any pay and benefits already paid to you by the Company. You will further be liable for any damages suffered or incurred by the Company by reason of such misstatement or breach. In addition, you will be required to return the pay and benefits to the Company if this Agreement is determined to be invalid or unenforceable, or if you claim in any forum that the Agreement is invalid or unenforceable. In the event of any actual or threatened breach by you of any term or provision of this Agreement, the Company will be entitled to recover from you all costs and expenses, including, without limitation, court costs and reasonable attorneys' fees, incurred in enforcing this Agreement.

17.	This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered via facsimile or electronically in .pdf format shall be deemed originals for all purposes.

If the above sets forth our agreement as you understand it and consent to it, and you agree to be legally bound hereby, please so signify by executing and dating the enclosed copy of this Agreement and returning it to Ronni Diamant, Vice President, Human Resources.

Very truly yours,
TheStreet, Inc.

By:
John Ferrara
Chief Financial Officer

Agreed to and Accepted:

Vanessa Soman

Dated: